Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedule

To the Board of Directors and Stockholders
of Fifth Street Finance Corp.:

Our audit of the consolidated financial statements referred to in our report dated November 25, 2013 appearing in the accompanying registration statement on Form N-2 of Fifth Street Finance Corp. also included an audit of the senior securities table appearing on page 67. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 25, 2013